Exhibit 23.2

JINGTIAN & GONGCHENG

ATTORNEYS AT LAW

15th Floor, The Union Plaza 20 Chaoyangmenwai Dajie Beijing100020, China

Tel:(8610)-65882200    Fax:(8610)-65882211

November 12, 2008

To: Recon Technology, Ltd.

Letter of Consent

Ladies and Gentlemen:

We hereby consent to the use of our name “Jingtian & Gongcheng Attorneys at Law” (or “Jingtian & Gongcheng” as its abbreviation) under the captions “Enforceability of Civil Liabilities”, “Our Corporate Structure” and “Legal Matters” in the prospectus included in the registration statement on Form S-1, originally filed by Recon Technology, Ltd on August 12, 2008 with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng
Attorneys at Law